Exhibit 99.1
N E W S R E L E A S E
FOR IMMEDIATE RELEASE
JANUARY 25, 2022

CHESAPEAKE ENERGY CORPORATION APPOINTS JOSH VIETS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

OKLAHOMA CITY, January 25, 2022 – Chesapeake Energy Corporation (NASDAQ:CHK) (“Chesapeake”) today announced that Josh Viets has been appointed Executive Vice President and Chief Operating Officer, effective February 1, 2022.

“Josh has been at the forefront of how our industry is evolving for the future, and I am excited to welcome him to the Chesapeake team,” said Nick Dell’Osso, Chesapeake’s President and Chief Executive Officer. “As we refocus our portfolio around our strongest assets, Josh’s demonstrated operational leadership, technical ability, and diverse experience driving efficiencies which deliver results will play a critical role in our future success.”

“The world needs affordable, reliable, lower-carbon energy, and I am honored to join a company that is well-positioned and deeply committed to delivering on all three counts,” Viets added. “I firmly believe Chesapeake has the assets, scale, balance sheet, and technical expertise to responsibly deliver differential returns for our stakeholders, and I look forward to working with Nick and the talented team to ensure we do so.”

For the last 20 years, Mr. Viets has worked in operational positions of increasing importance at ConocoPhillips Company (NYSE:COP). He most recently served as Vice President, Delaware Basin and previously held leadership positions in operations, engineering, subsurface, and capital project across the ConocoPhillips portfolio. Mr. Viets earned a Bachelor of Science in Petroleum Engineering from Colorado School of Mines.

Headquartered in Oklahoma City, Chesapeake Energy Corporation’s (NASDAQ: CHK) operations are focused on discovering and responsibly developing its large resource base of unconventional oil and natural gas assets onshore in the United States.

Forward-Looking Statements

This presentation includes forward-looking statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” "believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goaI,” “forecast,” “may,” or similar expressions help identify forward-looking statements. Chesapeake cannot give any assurance that expectations and projections about future events will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties arid assumptions. These risks and uncertainties include the risks that the proposed transaction may not be consummated, or the benefits contemplated therefrom may not be realized. Additional risks include: the ability to obtain requisite regulatory and stockholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction, the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers, competitors and credit rating agencies, the ability to achieve revenue growth, and volatility in the price of oil, natural gas, and natural gas liquids. Actual results and outcomes may differ materially from those expressed in such forward-looking statements. These and other risks and uncertainties are discussed in more detail in filings made by Chesapeake with the Securities and Exchange Commission (the “SEC”), which are available to the public free of charge on the SEC’s website at www.sec.gov. Chesapeake undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154